Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BOWHEAD SPECIALTY HOLDINGS INC.
Pursuant to Sections 242 and 245
of the General Corporation Law of the State of Delaware
The undersigned, being the General Counsel of Bowhead Specialty Holdings Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that:
1. the name of the Corporation is Bowhead Specialty Holdings Inc.;
2. the original certificate of incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on May 26, 2021 pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) and the Corporation was originally incorporated under the name Bowhead Holdings Inc.;
3. pursuant to Sections 242 and 245 of the DGCL, this Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the current Certificate of Incorporation of the Corporation;
4. the directors and the stockholders of the Corporation, in accordance with Sections 228, 242 and 245 of the DGCL, have duly adopted and approved this Amended and Restated Certificate of Incorporation; and
5. the certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:
FIRST. Name. The name of the corporation is Bowhead Specialty Holdings Inc. (the “Corporation”).
SECOND. Registered Office. The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, Corporation Trust Center, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent for service of process in Delaware is The Corporation Trust Company.
THIRD. Corporate Purpose. The nature of the business or purposes of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists and may hereinafter be amended.
FOURTH. Shares, Classes and Series Authorized. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 500,000,000 shares, consisting of 100,000,000 shares of Preferred Stock, par value $0.01 per share, as more fully described in Article Fifth, Section A below (the “Preferred Stock”), and 400,000,000 shares of Common Stock, par value $0.01 per share, as more fully described in Article Fifth, Section B below (the “Common Stock”).

FIFTH.
a)    Preferred Stock.
The shares of Preferred Stock may be divided and issued from time to time in one or more series as may be designated by the Board of Directors of the Corporation (the “Board”), each such series to be distinctly titled and to consist of the number of shares designated by the Board. Subject to any limitations prescribed by applicable law or this Certificate of Incorporation, the Board is hereby expressly vested with authority to fix by resolution the number of shares constituting such series, the powers, designations, preferences and relative, participating, optional or other special rights (if any), and the qualifications, limitations or restrictions thereof (if any), of the Preferred Stock and each series thereof that may be designated by the Board, including, but without limiting the generality of the foregoing, the following:
(i)the maximum number of shares to constitute such series, which may subsequently be increased or decreased (but not below the number of shares of that series then outstanding) by resolution of the Board, the distinctive designation thereof and the stated value thereof if different than the par value thereof;
(ii)whether the shares of such series shall have voting powers, full or limited, or no voting powers and, if any, the terms of such voting powers;
(iii)the dividend rate, if any, on the shares of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock and whether such dividend shall be cumulative or noncumulative;
(iv)whether the shares of such series shall be subject to redemption by the Corporation and, if made subject to redemption, the times, prices and other terms, limitations, restrictions or conditions of such redemption;
(v)the relative amounts and the relative rights or preference, if any, of payment in respect of shares of such series, which the holders of shares of such series shall be entitled to receive upon the liquidation, dissolution or winding-up of the Corporation;
(vi)whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;
(vii)whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class, classes or series, or other securities, whether or not issued by the Corporation, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting same;
(viii)the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or any other class or classes of stock of the Corporation ranking junior to the shares of such series either as to dividends or upon liquidation, dissolution or winding-up;
(ix)the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distributions of assets upon liquidation, dissolution or winding-up; and

(x)any other preference and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall not be inconsistent with applicable law, this Article Fifth or any resolution of the Board adopted pursuant hereto.
b)    Common Stock.
All shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges. The voting, dividend, liquidation and other rights and privileges of the holders of the Common Stock are subject to and qualified by the rights of the holders of Preferred Stock of any series as may be designated from time to time by the Board upon any issuance of Preferred Stock of any series.
(i)Dividends. Dividends may be declared and paid on the Common Stock then outstanding from funds lawfully available therefor as, when and if determined by the Board and subject to any preferential dividend or other rights of any then outstanding Preferred Stock. The holders of Common Stock then outstanding shall be entitled to share equally, share for share, in such dividends, whether payable in cash, in property or in shares of stock of the Corporation.
(ii)Voting Rights. Each holder of Common Stock then outstanding shall be entitled to one vote per share held by such holder at all meetings of stockholders. There shall be no cumulative voting.
(iii)Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to holders of the Preferred Stock then outstanding of the full amounts to which they shall be entitled as stated and expressed herein or as may be stated and expressed in any resolution of the Board adopted pursuant hereto, the holders of Common Stock then outstanding shall be entitled to share ratably according to the number of shares of the Common Stock then outstanding held by them in all remaining assets of the Corporation available for distribution to its stockholders.
SIXTH. Perpetual Existence. The Corporation shall have perpetual existence.
SEVENTH. Director and Officer Liability.
(a)To the fullest extent permitted by the DGCL, no director or Officer (as defined below) of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or Officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.
(b)No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director or Officer of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.
(c)If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors or Officers, then a director or Officer of the Corporation shall be free of liability to the fullest extent permitted by the DGCL.
(d)All references in this Article SEVENTH to an “Officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102(b)(7) of the DGCL.
EIGHTH. Indemnification.
(a)Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such person’s capacity as a director, officer, employee or agent of the Corporation or in any other capacity while serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity (including any employee benefit plan), against all expenses (including attorneys’ fees), judgments, fines, taxes or penalties and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the Indemnitee’s conduct was unlawful.
(b)Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such person’s capacity as a director, officer, employee or agent of the Corporation or in any other capacity while serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity (including any employee benefit plan), against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection with the defense or settlement of such action or suit if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made under this Article Eighth in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.
(c)Indemnification for Expenses. Notwithstanding any other provisions of this Article Eighth, to the extent that an Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in clauses (a) and (b) of this Article Eighth, or in defense of any claim, issue or matter therein, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that

Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.
(d)Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit or proceeding involving such Indemnitee for which indemnification will or could be sought. With respect to any action, suit or proceeding of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit or proceeding, other than as provided below in this Article Eighth. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit or proceeding, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit or proceeding or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit or proceeding, in each of which cases, the fees and expenses of one counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article Eighth. The Corporation shall not be required to indemnify Indemnitee under this Article Eighth for any amounts paid in settlement of any action, suit or proceeding effected without its written consent. The Corporation shall not settle any action, suit or proceeding in any manner which would impose any judgment, penalty, admission or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.
(e)Advancement of Expenses. In the event of any threatened or pending action, suit or proceeding of which the Corporation receives notice under this Article Eighth, any expenses (including attorneys’ fees for attorneys retained in accordance with clause (d) above) incurred by or on behalf of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity (including any employee benefit plan) in defending an action, suit or proceeding or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of such person in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of such person to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified by the Corporation as authorized in this Article Eighth. Such undertaking shall be accepted without reference to the financial ability of such person to make such repayment. Any advances or undertakings to repay pursuant to this clause (e) shall be unsecured and interest-free.
(f)Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to clauses (a), (b), (c), (d) or (e) of this Article Eighth, an Indemnitee or person entitled to advancement of expenses pursuant to clause (e) above shall submit to the Corporation a written request. Any such indemnification or advancement of expenses shall be made as soon as practicable after written demand by Indemnitee or such person therefor is presented to the Corporation, and in any event within (i) in the case of indemnification under clause (c) or advancement of expenses, 20 business days after receipt by the Corporation, of the written request of Indemnitee or such person, or (ii) in the case of all other indemnification, 45 business days after receipt by the Corporation of the written request of Indemnitee, unless with respect to requests under this subclause (ii), the Corporation (y) has assumed the defense pursuant to clause (d) of this Article Eighth (and none of the circumstances described in clause (d) of this Article Eighth that would nonetheless entitle Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (z) determined, by clear and convincing evidence, within such 45 business day period referred to above that Indemnitee did not meet the applicable standard of conduct. Such determination in clause (z), and any determination that advanced expenses must be repaid to the Corporation, shall be made in each instance (a) by a majority vote of the directors consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by applicable law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation. Any determination made under this clause (f) shall not create any presumption or bind any court in determining whether indemnification or repayment of advanced expenses is required.
(g)Limitations. Notwithstanding anything to the contrary in this Article Eighth, the Corporation shall not indemnify an Indemnitee pursuant to this Article Eighth (i) in connection with an action, suit or proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board, or (ii) to the extent such Indemnitee or person entitled to advancement of expenses pursuant to clause (e) above, is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification or advancement payments to an Indemnitee or such person and such Indemnitee or such person is subsequently reimbursed from the proceeds of such insurance, such Indemnitee or such person shall promptly refund indemnification or advancement payments to the Corporation to the extent of such insurance reimbursement.
(h)Subsequent Amendment. No amendment, termination or repeal of this Article Eighth or of the relevant provisions of the DGCL or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification or person entitled to advancements pursuant to clause (e) above to such advancement under the provisions hereof with respect to any action, suit or proceeding arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.
(i)Other Rights. The indemnification and advancement of expenses provided by this Article Eighth shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or a person seeking advancement of expenses pursuant to clause (e) above may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s or such person’s official capacity and as to action in any other capacity while holding office for the Corporation. In addition, the Corporation may, to the extent authorized from time to time by its Board, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article Eighth.
(j)Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, manager, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the DGCL.

(k)Savings Clause. If this Article Eighth or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines, Employee Retirement Income Security Act of 1974, as amended (ERISA) taxes or penalties and amounts paid in settlement in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article Eighth that shall not have been invalidated and to the fullest extent permitted by applicable law.
(l)Definitions. For purposes of this Article Eighth references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation, partnership, limited liability company or joint venture, trust or other entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, managers, members, and employees or agents so that any person who is or was a director, officer, manager, member, employee or agent of such constituent, or is or was serving at the request of such constituent as a director, officer, manager, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other entity, shall stand in the same position under the provisions of this Article Eighth with respect to the resulting or surviving corporation, partnership, limited liability company, or joint venture or other enterprise as such person would have with respect to such constituent if its separate existence had continued.
(m)Scope. The Corporation shall indemnify any Indemnitee and advance expenses to a person pursuant to clause (e) above to the fullest extent permitted by the DGCL, and if the DGCL is amended after adoption of this Article Eighth to expand further the indemnification or advancements permitted to Indemnitees or such persons, then the Corporation shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.
(n)Continuation of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article Eighth shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent, as applicable, and shall inure to the benefit of the heirs, executors and administrators of such a person.
NINTH. Management. For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
(a)General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by applicable law, this Certificate of Incorporation or the Bylaws of the Corporation, as amended and restated to date (the “Bylaws”) directed or required to be exercised or done by stockholders.
(b)Number of Directors; Election of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the number of directors which shall constitute the whole Board shall be fixed from time to time exclusively by resolution of the Board. Except as otherwise provided by the Bylaws, the election of directors need not be by written ballot.
(c)AFMIC Nomination Rights.
(i)During the period beginning on the date hereof and ending on the later of (i) the third anniversary hereof and (ii) the expiration of the current terms of the MGA Agreements and the Reinsurance Agreement (as set forth therein, including as a result of termination of such agreements) (the later of (i) and (ii), the “Representation Expiration Date”), at every applicable annual meeting of the stockholders of the Corporation in which directors are generally elected (adjusted as appropriate to take into account the Corporation’s classified Board structure), American Family Mutual Insurance Company, S.I. a Wisconsin corporation (“AFMIC”), shall have the right to recommend to the Corporation (x) one (1) individual to serve as a Class I director and (y) one (1) individual to serve as a Class II director (such individuals, the “AFMIC Board Nominees” and each an “AFMIC Board Nominee”); provided, however, that any such director nominee shall be reasonably satisfactory to the applicable committee of the Board with authority over nominations of individuals to serve as directors of the Corporation. As of the date hereof, each of Troy Van Beek and David Holman shall be an AFMIC Board Nominee for purposes of this Certificate of Incorporation.
(ii)If AFMIC is no longer entitled to two (2) AFMIC Board Nominee in accordance with the foregoing Section 9(c)(i) but continues to own (A) at all times prior to the completion of the Reorganization Transaction, ownership of Class A Interests of BIHL that would entitle AFMIC upon completion of the Reorganization Transaction to a number of shares of Common Stock equal to at least ten percent (10%) of the issued and outstanding shares of Common Stock (which shares owned by AFMIC shall include shares subject to the Warrant, to the extent vested (assuming there is no cashless exercise)) and (B) at all times following the completion of the Reorganization Transaction, ownership of shares of Common Stock equal to at least ten percent (10%) of the issued and outstanding shares of Common Stock (which shares owned by AFMIC shall include shares subject to the Warrant, to the extent vested (assuming there is no cashless exercise)) (each of the amounts set forth in clause (A) and (B), the “AFMIC Minimum Ownership Amount”), at every applicable annual meeting of the stockholders of the Corporation in which directors are generally elected (adjusted as appropriate to take into account the Corporation’s classified Board structure), AFMIC shall have the right to recommend to the Corporation one (1) individual to serve as a Class I director of the Corporation as an AFMIC Board Nominee; provided, however, that any such director nominee shall be reasonably satisfactory to the applicable committee of the Board with authority over nominations of individuals to serve as directors of the Corporation.
(iii)As a condition to each AFMIC Board Nominee’s nomination for election as a director of the Corporation at any annual meeting of the Corporation (or appointment pursuant to Section 9(c)(i)), AFMIC shall (or shall have caused the applicable AFMIC Board Nominee to) have provided to the Corporation an executed irrevocable resignation as director. If any AFMIC Board Nominee is deemed not reasonably satisfactory in accordance with the foregoing, AFMIC will be given a reasonable opportunity to select another individual to serve as an AFMIC Board Nominee. If any AFMIC Board Nominee is not elected by the stockholders at any annual meeting held during the period in which AFMIC is entitled to AFMIC Board Nominees pursuant to the foregoing Sections 9(c)(i) and 9(c)(ii), then as soon as practicable after the annual meeting, the applicable AFMIC Board Nominee or AFMIC Board Nominees (or such other person acceptable to AFMIC and the Board) shall be appointed as a director by the Board promptly following such annual meeting to the same class as the applicable AFMIC Board Nominee. In addition, if a vacancy is created on the Board as a result of the death, disability, retirement, resignation (other than a resignation required by Section 9(c)(viii)) or removal of an AFMIC Board Nominee, then AFMIC shall have the right to recommend such person’s replacement to be appointed to the same class as the applicable AFMIC Board Nominee prior to the next annual meeting of stockholders, which recommendation shall be considered in good faith by the Board.
(iv)For so long as AFMIC has the right to nominate any nominee(s) for election pursuant to this Section 9(c) (subject to the provisos in Sections 9(c)(i) and 9(c)(ii) above), the Corporation shall nominate such nominee(s) for election as a Class I director or Class II director as part of the slate that is included in the proxy statement (or consent solicitation or similar document) of the Corporation (or such other person) relating to the election of directors, and shall provide the highest level of support for the election of such nominee(s), as the case may be, as it provides to any other individual standing for election as a director of the Corporation (or such other person) as part of the Corporation’s (or such other person’s) slate of directors.
(v)For so long as there is an AFMIC Board Nominee, except as may be prohibited by applicable law or regulation, there shall be an AFMIC Board Nominee on each committee (other than the audit committee) of the Board.
(vi)Each AFMIC Board Nominee will be governed by, and entitled to, the same obligations and protections as all other directors of the Corporation, including, without limitation, indemnification and exculpation, obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies, director evaluation process, director code of ethics, director share ownership guidelines, stock trading and pre-approval policies, and other customary governance matters and protections regarding customary liability insurance for directors and officers. The Corporation shall use best efforts to ensure that each AFMIC Board Nominee is covered by liability insurance for directors with coverage that is at least as favorable, in the aggregate, to such directors as the coverage provided for by insurance policies acquired by the Corporation for the benefit of directors of the Corporation as in effect as of the date hereof.
(vii)Notwithstanding anything to the contrary herein, AFMIC’s right to recommend the AFMIC Board Nominee(s) pursuant to Sections 9(c)(i) and 9(c)(ii) and all related rights of AFMIC and obligations of the Corporation set forth in this Section 9(c) shall terminate immediately upon the termination of the Reinsurance Agreement and the MGA Agreements (notwithstanding any continuing provisions in Section 4.05 of the Reinsurance Agreement or Section 14.9 of the MGA Agreements) at any time prior to the five (5) year anniversary of [the closing of the IPO].
(viii)In the event (i) the Representation Expiration Date shall occur, (ii) the Investor fails to maintain the AFMIC Minimum Ownership Amount or (iii) AFMIC’s rights set forth in this Section 9(c) terminate pursuant to Section 9(c)(vii), then each AFMIC Board Nominee shall promptly offer to resign from the Board and, if requested by the Corporation, promptly deliver his or her written resignation to the Board (which shall provide for his or her immediate resignation), it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation; provided, however, if two (2) AFMIC Board Nominees are on the Board and the Investor continues to have the right to one (1) AFMIC Board Nominee pursuant to Section 9(c)(ii) hereof, then only the current Class II AFMIC Board Nominee shall promptly resign from the Board and, if requested by the Corporation, promptly deliver his or her written resignation to the Board (which shall provide for his or her immediate resignation), it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation. The Investor shall cause the AFMIC Board Nominees to resign from the Board if the AFMIC Board Nominees fail to resign if and when requested pursuant to this Section 9(c)(viii).
(ix)On and as of the date on which AFMIC owns less than the AFMIC Minimum Ownership Threshold (or, if earlier terminated pursuant to Section 9(c)(vii), on and as of such termination date), all of the nomination rights of AFMIC set forth in this Section 9(c) shall terminate in full and be of no further force or effect, regardless of any increase in the amount of Common Stock that AFMIC owns after such date.

(d)GPC Fund Nomination Rights.
(i)During the period beginning on the date hereof and ending on the date on which GPC Partners Investments (SPV III) LP (“GPC Fund”) no longer owns (A) prior to the completion of the Reorganization Transaction, Class A Interests of BIHL that would entitle GPC Fund upon completion of the Reorganization Transaction to a number of shares of Common Stock equal to at least thirty-five percent (35%) of the issued and outstanding shares of Common Stock and (B) following the completion of the Reorganization Transaction, shares of the Common Stock equal to at least thirty-five percent (35%) of the issued and outstanding shares of Common Stock (each of (A) and (B), the “Initial GPC Ownership Threshold”), at every applicable annual meeting of the stockholders of the Corporation in which directors are generally elected (adjusted as appropriate to take into account the Corporation’s classified board structure), GPC Fund shall have the right to recommend to the Corporation (x) one (1) individual to serve as a Class I director, (y) one (1) individual to serve as a Class II director and (z) one (1) individual to serve as a Class III director (such individuals, the “GPC Board Nominees” and each a “GPC Board Nominee”); provided, however, that any such director nominee shall be reasonably satisfactory to the applicable committee of the Board with authority over nominations of individuals to serve as directors of the Corporation. As of the date hereof, each of Matt Botein, Zhak Cohen and Jack Stein shall be a GPC Board Nominee for purposes of this Certificate of Incorporation.
(ii)If GPC Fund is no longer entitled to GPC Board Nominees in accordance with the foregoing Section 9(d)(i) but owns (A) prior to the completion of the Reorganization Transaction, Class A Interests of BIHL that would entitle GPC Fund upon completion of the Reorganization Transaction to a number of shares of Common Stock equal to at least twenty-five percent (25%) of the issued and outstanding shares of Common Stock and (B) following the completion of the Reorganization Transaction, shares of Common Stock equal to at least twenty-five percent (25%) of the issued and outstanding shares of Common Stock (each of (A) and (B), the “Second GPC Ownership Threshold”), at every applicable annual meeting of the stockholders of the Corporation in which directors are generally elected (adjusted as appropriate to take into account the Corporation's classified Board structure), GPC Fund shall have the right to recommend (x) one (1) individual to serve as a Class I director and (y) one (1) individual to serve as a Class II director of the Corporation as GPC Board Nominees; provided, however, that any such director nominee shall be reasonably satisfactory to the applicable committee of the Board with authority over nominations of individuals to serve as directors of the Corporation.
(iii)If GPC Fund is no longer entitled to GPC Board Nominees in accordance with the foregoing Section 9(d)(i) and Section 9(d)(ii) but owns (A) prior to the completion of the Reorganization Transaction, Class A Interests of BIHL that would entitle GPC Fund upon completion of the Reorganization Transaction to a number of shares of Common Stock equal to at least ten percent (10%) of the issued and outstanding shares of Common Stock and (B) following the completion of the Reorganization Transaction, shares of Common Stock equal to at least ten percent (10%) of the issued and outstanding shares of Common Stock (each of (A) and (B), the “Third GPC Ownership Threshold”), at every applicable annual meeting of the stockholders of the Corporation in which directors are generally elected (adjusted as appropriate to take into account the Corporation’s classified Board structure), GPC Fund shall have the right to recommend to the Corporation one (1) individual to serve as a Class I director of the Corporation as a GPC Board Nominee; provided, however, that any such director nominee shall be reasonably satisfactory to the applicable committee of the Board with authority over nominations of individuals to serve as directors of the Corporation.

(iv)As a condition to each GPC Board Nominee’s nomination for election as a director of the Corporation at any annual meeting of the Corporation (or appointment pursuant to Section 9(d)(i)), GPC Fund shall (or shall have caused the applicable GPC Board Nominee to) have provided to the Corporation an executed irrevocable resignation as director. If any GPC Board Nominee is deemed not reasonably satisfactory in accordance with the foregoing, GPC Fund will be given a reasonable opportunity to select another individual to serve as a GPC Board Nominee. If any GPC Board Nominee is not elected by the stockholders at any annual meeting held during the period in which Gallatin Point is entitled to GPC Board Nominees pursuant to the foregoing Section 9(d)(i), Section 9(d)(ii) and Section 9(d)(iii), then as soon as practicable after the annual meeting, the applicable GPC Board Nominee or GPC Board Nominees (or such other person acceptable to GPC Fund and the Board) shall be appointed as a director by the Board promptly following such annual meeting to the same class as the applicable GPC Board Nominee. In addition, if a vacancy is created on the Board as a result of the death, disability, retirement, resignation (other than a resignation required by Section 9(d)(viii)) or removal of a GPC Board Nominee, then GPC Fund shall have the right to recommend such person’s replacement to be appointed to the same class as the applicable GPC Board Nominee prior to the next annual meeting of stockholders, which recommendation shall be considered in good faith by the Board.
(v)For so long as GPC Fund has the right to nominate any nominee(s) for election pursuant to this Section 9(d) (subject to the provisos in Section 9(d)(i), Section 9(d)(ii) and Section 9(d)(iii) above), the Corporation shall nominate such nominee(s) for election as a director as part of the slate that is included in the proxy statement (or consent solicitation or similar document) of the Corporation (or such other person) relating to the election of directors, and shall provide the highest level of support for the election of such nominee(s), as the case may be, as it provides to any other individual standing for election as a director of the Corporation (or such other person) as part of the Corporation’s (or such other person’s) slate of directors.
(vi)For so long as there is a GPC Board Nominee, except as may be prohibited by applicable law or regulation, there shall be a GPC Board Nominee on each committee (other than the audit committee) of the Board.
(vii)Each GPC Board Nominee will be governed by, and entitled to, the same obligations and protections as all other directors of the Corporation, including, without limitation, indemnification and exculpation, obligations regarding confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies, director evaluation process, director code of ethics, director share ownership guidelines, stock trading and pre-approval policies, and other customary governance matters and protections regarding customary liability insurance for directors and officers. The Corporation shall use best efforts to ensure that each GPC Board Nominee is covered by liability insurance for directors with coverage that is at least as favorable, in the aggregate, to such directors as the coverage provided for by insurance policies acquired by the Corporation for the benefit of directors of the Corporation as in effect as of the date hereof.
(viii)In the event GPC Fund fails to maintain the Initial Ownership Threshold, the Second Ownership Threshold or the Third Ownership Threshold, the GPC Board Nominee or GPC Board Nominees, as applicable, shall promptly offer to resign from the Board and, if requested by the Corporation, promptly deliver his or her written resignation to the Board (which shall provide for his or her immediate resignation), it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation. For the avoidance of doubt, (A) in the event GPC Fund owns less than the Initial Ownership Threshold but more than or equal to the Second Ownership Threshold, only the current

Class III GPC Board Nominee shall be required to resign and (B) in the event GPC Fund owns less than the Second Ownership Threshold but more than or equal to the Third Ownership Threshold, only the current Class II GPC Board Nominee shall be required to resign. GPC Fund shall cause the GPC Board Nominees to resign from the Board if the GPC Board Nominees fail to resign if and when requested pursuant to this Section 9(d)(viii).
(ix)On and as of the date on which GPC Fund owns less than the Third Ownership Threshold, all of the nomination rights of GPC Fund set forth in this Section 9(d) shall terminate in full and be of no further force or effect, regardless of any increase in the amount of Common Stock that GPC Fund owns after such date.
(e)Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the entire Board. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III at the time such classification becomes effective.
(f)Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held following the time at which the initial classification of the Board becomes effective; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held following the time at which the initial classification of the Board becomes effective; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held following the time at which the initial classification of the Board becomes effective; provided, however, that commencing with the Corporation’s 2031 annual meeting of stockholders, all directors elected at annual meetings of stockholders of the Corporation held beginning with such meeting shall be elected for terms expiring at the next annual meeting of stockholders of the Corporation. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. Notwithstanding the foregoing provisions of this clause (d), each director shall serve until such director’s successor is duly elected and qualified or until such director’s death, resignation or removal. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.
(g)Quorum and Manner of Acting. Unless otherwise provided by applicable law, the presence of a majority of the members of the Board shall be necessary to constitute a quorum for the transaction of business. In the absence of a quorum, a majority of the directors present may adjourn the meeting from time to time until the quorum shall be present. Notice of any adjourned meeting need not be given. At all meetings of the Board at which a quorum is present, all matters shall be decided by the affirmative vote of the majority of the directors present, except as otherwise required by law. The Board may hold its meetings at such place or places within or without the State of Delaware as the Board may from time to time determine or as shall be specified in the respective notices, or waivers of notice, thereof.
(h)Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director or the entire board of directors may be removed, but only for cause, and only by the affirmative vote of a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors at a special meeting of stockholders called in accordance with this Certificate of Incorporation and the Bylaws expressly for that purpose.

(i)Vacancies. Subject to the Board Nominee Agreement, the Investor Matters Agreement and the rights of the holders of any series of Preferred Stock then outstanding, any vacancy or newly created directorships in the Board, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy shall have the same remaining term as that of his or her predecessor, subject to the election and qualification of a successor and to such director’s earlier death, resignation, retirement or removal.
(j)Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors of the Corporation and business other than nominations for election of directors of the Corporation shall be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.
(k)Certain Definitions. For purposes of this Article Ninth, references to:
(i)“Amended & Restated LPA” means that certain Amended and Restated Limited Partnership Agreement of BIHL, dated as of October 14, 2020, by and among the partners thereto, as amended from time to time.
(ii)“BIHL” means Bowhead Insurance Holdings LP, a Delaware limited partnership.
(iii)“Board Nominee Agreement” means the Board Nominee Agreement, dated as of [●], 2024 between the Corporation and GPC Fund.
(iv)“MGA Agreements” means collectively, (A) the Managing General Agency Agreement, dated as of February 1, 2021, by and between Homesite Insurance Company and Bowhead Specialty Underwriters, Inc. (the “Agent”), as amended from time to time; (B) the Amended and Restated Managing General Agency Agreement, dated April 1, 2022, by and between Homesite Insurance Company of Florida and the Agent, as amended from time to time, (C) the Managing General Agency Agreement, dated February 1, 2021, by and between Midvale Indemnity Company and the Agent, as amended from time to time; and (D) the Managing General Agency Agreement to be entered into in the second calendar quarter of 2024 by and between American Family Connect Reinsurance Company and the Agent, as amended from time to time.
(v)“Investor Matters Agreement” means the Investor Matters Agreement, dated as of [●], 2024 between the Corporation and AFMIC.
(vi)“Reinsurance Agreement” means the 100% Quota Share Reinsurance Agreement, dated as of January 1, 2021, by and between AFMIC and Bowhead Insurance Company Inc., as amended from time to time.
(vii)“Reorganization Transaction” means the termination, liquidation and dissolution of BIHL, pursuant to which each of the holders of the Class A Interests and Class P Interests (each as defined in the Amended & Restated LPA) will receive a number of shares of Common Stock in accordance with the distribution provisions of the Amended & Restated LPA.
(viii)“Warrant” means that certain Common Stock Purchase Warrant issued on the date hereof by the Corporation to AFMIC.
TENTH. Action by Written Consent. Subject to the terms of any series of Preferred Stock, (i) for so long as GPC Fund owns (directly or indirectly) at least forty percent (40%) of the voting power of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), any action that is required or permitted to be taken by the stockholders of the Corporation may be effected by consent in lieu of a meeting and (ii) if GPC Fund no longer beneficially owns (directly or indirectly) at least 40% of the Voting

Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in lieu of a meeting.
ELEVENTH. Special Meetings. Special meetings of stockholders may be held at such time and place, within or without the State of Delaware, or no place, solely by means of remote communication, as shall be stated in the notice of the meeting or in a waiver of notice thereof. Special meetings of the stockholders may be called only by (i) the Chairman of the Board, (ii) so long as GPC Fund beneficially owns (directly or indirectly) at least forty percent (40%) or more of the Voting Stock, by the Secretary of the Corporation at the request of the holders of shares representing at least forty percent (40%) of the Voting Stock or (iii) by resolution duly adopted by the affirmative vote of the majority of the members of the Board, and may not be called by any other person or persons. Any such resolution shall be sent to the Chairman of the Board or the Chief Executive Officer and the Corporate Secretary and shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting is limited to the purposes stated in the notice.
TWELFTH. Amendment of Bylaws. The Board shall have, and is hereby expressly granted, the power to adopt, amend or repeal the Bylaws at any valid meeting of the Board by the affirmative vote of a majority of the whole Board. The Bylaws may also be altered, amended or repealed at any annual meeting of stockholders, or at any special meeting of the holders of shares of stock entitled to vote thereon called for that purpose, by the affirmative vote of not less than two-thirds of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote thereon.
THIRTEENTH. Amendment of Certification of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges conferred upon stockholders, directors or any other persons herein are granted subject to this reservation. In addition to any affirmative vote required by law and/or provided to the holders of any series of Preferred Stock then outstanding, if any, with respect to Articles Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, this Thirteenth, Fifteenth and Sixteenth, such provisions may only be altered, amended or repealed at any annual meeting of stockholders, or at any special meeting of the stockholders called for that purpose, by an affirmative vote of not less than two-thirds of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote thereon, voting as a single class.
FOURTEENTH. Section 203 of the DGCL.
(a)Opt Out. The Corporation hereby expressly elects that it shall not be governed by, or otherwise be subject to, Section 203 of the DGCL.
(b)Applicable Restrictions to Business Combinations. Notwithstanding the foregoing and notwithstanding any other provisions of the DGCL, the Corporation shall not engage in any business combination (as defined below), at any point in time at which any class of Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended, with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:
(i)prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or
(ii)upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the Voting Stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(iii)at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding Voting Stock which is not owned by the interested stockholder.
(c)The restrictions contained in this Article Fourteenth shall not apply if the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this paragraph, (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation ) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for 50% or more of the outstanding Voting Stock. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this paragraph.
(d)Certain Definitions. For purposes of this Article Fourteenth, references to:
(i)“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
(ii)“associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of Voting Stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(iii)“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
(1)any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation paragraph B of this Article Fourteenth is not applicable to the surviving entity;
(2)any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the

Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
(3)any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c) through (e) of this subsection (3) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the Voting Stock (except as a result of immaterial changes due to fractional share adjustments);
(4)any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
(5)any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (1) through (4) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(iv)“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article Fourteenth, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(v)“Gallatin Group” means GPC Fund and any current or future affiliates of GPC Fund (so long as such affiliate remains an affiliate), any of their direct or indirect transferees of at least 15% of the Corporation’s outstanding Common Stock and any “group” of which any such person is part under Rule 13d-5 under the Exchange Act; provided, however, that the term “Gallatin Group” shall not include the Corporation or any of the Corporation’s direct or indirect subsidiaries.
(vi)“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (1) is the owner of 15% or more of the outstanding Voting Stock, or (2) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding Voting Stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) Gallatin Group or AFMIC, (b) a stockholder that becomes an interested stockholder inadvertently and (x) as soon as practicable divests itself of ownership of sufficient shares so that such stockholder ceases to be an interested stockholder and (y) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership or (c) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, however, that such person specified in this clause (c) shall be an interested stockholder if thereafter such person acquires additional shares of Voting Stock, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the Voting Stock deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
(vii)“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates: beneficially owns such stock, directly or indirectly; or has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (b) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
(viii)“person” means any individual, corporation, partnership, unincorporated association or other entity.
(ix)“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
FIFTEENTH. Business Opportunities. To the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision), the Corporation, on behalf of itself and its subsidiaries, renounces and waives any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, directly or indirectly, any potential transactions, matters or business opportunities (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Corporation or any of its subsidiaries or any dealings with customers or clients of the Corporation or any of its subsidiaries) (each a “Corporate Opportunity”) that are from time to time presented to any of GPC Fund, AFMIC or any of their respective officers, directors, directors of their subsidiaries, employees, agents, stockholders, members, managers partners, representatives, affiliates or subsidiaries (other than the Corporation and its subsidiaries), even if the transaction, matter or opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. To the fullest extent permitted by law, none of GPC Fund, AFMIC nor any of their respective officers, directors, directors of their subsidiaries, employees, agents, stockholders, members, managers, partners, representatives, affiliates or subsidiaries shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues, acquires or participates in such Corporate Opportunity, directs such Corporate Opportunity to another person or fails to communicate, offer or present such Corporate Opportunity, or information regarding such Corporate Opportunity, to the Corporation or its subsidiaries, unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person purchasing or otherwise acquiring or holding any interest in any shares of stock of the Corporation shall be deemed to have notice of and have consented to the provisions of this Article Fifteenth. Neither the alteration, amendment or repeal of this Article Fifteenth, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Fifteenth, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this Article Fifteenth in respect of any Corporate Opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article Fifteenth, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification. If any provision or provisions of this Article Fifteenth shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article Fifteenth (including, without limitation, each portion of any paragraph of this Article Fifteenth containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article Fifteenth (including, without limitation, each such portion of any paragraph of this Article Fifteenth containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law. This Article Fifteenth shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws, applicable law, any agreement or otherwise.
SIXTEENTH. Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (each, as in effect from time to time), or (iv) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended; provided, that this Article Sixteenth shall not apply to any actions arising under the Securities Exchange Act of 1934, as amended. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing, otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Sixteenth. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Article Sixteenth with respect to any current or future actions or claims.
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IN WITNESS WHEREOF, undersigned, being a duly elected officer of the Corporation, has executed this Amended and Restated Certificate of Incorporation and affirms the statements herein contained on this 23rd day of May, 2024.

BOWHEAD SPECIALTY HOLDINGS INC.

By:	/s/ Matthew Crusey
	Name:	Matthew Crusey
	Title:	Secretary